Exhibit 10.43

Fidelity National Information Services, Inc.

Notice of Stock Option Grant

You (the “Optionee”) have been granted the following stock option (the “Option”) to purchase Common Stock of Fidelity National Information Services, Inc. (the “Company”), par value $0.01 per share (“Share”), pursuant to the Fidelity National Information Services, Inc. Amended and Restated 2008 Omnibus Incentive Plan, as amended and restated (the “Plan”):

Name:	«Name»
Total Number of Shares subject to Option:	«Shares»
Grant Date:	«Date»
Exercise price:	«Price»
Vesting Schedule:	One-third vests on the 1st Grant Date Anniversary One-third vests on the 2nd Grant Date Anniversary One-third vests on the 3rd Grant Date Anniversary
Expiration Date:	7 years following the Grant Date
Option Type:	Non-Statutory Stock Option

See the Stock Option Agreement and Plan Prospectus for the specific provisions related to this Option, including the time period for exercise under various termination events and other important information concerning the Option.

This document is intended as a summary of your individual Option Agreement. If there are any discrepancies between this summary and the provisions of the formal documents of this Option, including the Stock Option Agreement, Plan Document or Plan Prospectus, the provisions of the formal documents will prevail.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AMENDED AND RESTATED
2008 OMNIBUS INCENTIVE PLAN
Stock Option Agreement

SECTION 1. GRANT OF OPTION.

(a)Option. On the terms and conditions set forth in the Notice of Stock Option Grant and this Stock Option Agreement (the “Agreement”), the Company grants to the Optionee on the Grant Date the Option to purchase at the Exercise Price the number of Shares set forth in the Notice of Stock Option Grant (the “Grant”), and the Optionee, by acceptance hereof, agrees to the terms and conditions of this Agreement.

(b)Plan and Defined Terms. The Option is granted pursuant to the Plan. All terms, provisions, and conditions applicable to the Option set forth in the Plan and not set forth herein are hereby incorporated by reference herein. To the extent any provision hereof is inconsistent with a provision of the Fidelity National Information Services, Inc. Amended and Restated 2008 Omnibus Incentive Plan, as amended and restated (the “Plan”), the provisions of the Plan will govern. All capitalized terms that are used in the Notice of Stock Option Grant or this Agreement and not otherwise defined therein or herein shall have the meanings ascribed to them in the Plan.

SECTION 2. RIGHT TO EXERCISE.

Subject to such limitations as the Company may impose (including prohibition of one more of the following payment methods), payment of the Exercise Price may be made by (a) cash or its equivalent, (b) by tendering Shares or directing the Company to withhold Shares from the Option having an aggregate Fair Market Value at the time of exercise equal to the Exercise Price, (c) by broker-assisted cashless exercise, (d) in any other manner then permitted by the Committee, or (e) by a combination of any of the permitted methods of payment. The Company may require the Optionee to furnish or execute such other documents as the Company shall reasonably deem necessary (i) to evidence such exercise and (ii) to comply with or satisfy the requirements of the Securities Act of 1933, as amended, the Exchange Act, applicable state or non-U.S. securities laws or any other law.

SCETION 3. TERM AND EXPIRATION.

(a)Basic Term. Subject to earlier termination pursuant to the terms herein, the Option shall expire on the Expiration Date set forth in the Notice of Stock Option Grant.

(b)Termination of Employment or Service. Subject to the terms and conditions of Optionee’s employment agreement, if any, the Optionee’s employment, or service as a Director or Consultant, as the case may be, is terminated, the Option shall expire immediately with respect to the number of Shares subject to Option that are not yet vested and the Shares subject to Option that are vested shall expire on the earliest of the following occasions:

(i)	The Expiration Date set forth in the Notice of Stock Option Grant;

(ii)The date three months following the termination of the Optionee’s employment or service for Good Reason or any reason other than Cause, Retirement, death, or Disability;

(iii)The date three years following the termination of the Optionee’s employment or service for Retirement;
(iv)The date one year following the termination of the Optionee’s employment or service due to death or Disability; or

(v)The date of termination of the Optionee’s employment or service for Cause.

(c)The Optionee may exercise all or part of this Option at any time before its expiration as defined in subsection 3(b) hereof, but only to the extent that the Option was vested and exercisable upon termination of the Optionee’s employment or service.

(d)If the Optionee’s employment terminates due to death or Disability (as defined below), prior to the vesting of all the Shares subject to Option, then all unvested Shares subject to Option shall vest as of the date of termination and become free of any forfeiture and transfer restrictions described in the Agreement. If the Optionee dies after termination of employment or service, but before the expiration of the Option, all or part of this Option may be exercised (prior to expiration) by the personal representative of the Optionee or by any person who has acquired this Option directly from the Optionee by will, bequest or inheritance, but only to the extent that the Option was vested and exercisable upon termination of the Optionee’s employment or service.

(e)Definition of “Cause.” The term “Cause” shall have the meaning ascribed to such term in the Optionee’s employment agreement with the Company, or any affiliate or Subsidiary. If the Optionee’s employment agreement does not define the term “Cause,” or if the Optionee has not entered into an employment agreement with the Company, or any affiliate or Subsidiary, the term “Cause” shall mean (A) persistent failure to perform duties consistent with a commercially reasonable standard of care (B) willful neglect of duties (C) conviction of, or pleading guilty or nolo contendere to, criminal or other illegal activities involving dishonesty or moral turpitude, (D) commission of an act of fraud or an omission constituting fraud: (E) material breach of this Agreement, including without limitation, of a breach of Section 6 of this Agreement (F) material breach of Company’s business policies, accounting practices, codes of conduct or standards of ethics; or (G) failure to materially cooperate with or impeding an investigation authorized by the Board.

(f)Definition of “Disability.” The term “Disability” shall have the meaning ascribed to such term in the Optionee’s employment agreement with the Company or any affiliate or Subsidiary. If the Optionee’s employment agreement does not define the term “Disability,” or if the Optionee has not entered into an employment agreement with the Company or any affiliate or Subsidiary, the term “Disability” shall mean the Optionee’s entitlement to long-term disability benefits pursuant to the long-term disability plan maintained by the Company or in which the Company’s employees participate.

(g)Definition of “Retirement.” The term “Retirement” shall have the meaning ascribed to such term in the Optionee’s employment agreement with the Company or any Subsidiary. If the Optionee’s employment agreement does not define the term “Retirement,” or if the Optionee has not entered into an employment agreement with the Company or any affiliate or Subsidiary, the term “Retirement” shall mean the Optionee’s termination of employment without Cause on or after age 55 if the sum of the Optionee’s age at termination of employment and Years of Service with the Company total 65 or more.
(h)Definition of “Years of Service.” The term “Years of Service” means years of consecutive and continuous service with the Company or a predecessor entity.

(i)“Good Reason” termination shall apply in this Agreement only if the Grantee has an employment agreement with the Company, or affiliate or any Subsidiary with an applicable Good Reason provision and shall have the meaning ascribed to that term in such employment agreement.

(j)Change in Control. If a Change in Control (as defined in the Plan) occurs, then the Period of Restriction shall immediately lapse and all outstanding Shares subject to Option granted pursuant to this Agreement shall vest and become immediately exercisable; provided, however, that the Committee may instead provide that the outstanding Shares subject to Option shall be automatically cashed out upon a Change in Control.

SECTION 4. TRANSFERABILITY OF OPTION.

The Option shall not be transferable by the Optionee other than by will or the laws of descent and distribution, and the Option shall be exercisable during the Optionee’s lifetime only by the Optionee or on his or her behalf by the Optionee's guardian or legal representative.

SECTION 5. TRADING STOCK

Optionee is subject to insider trading liability if aware of material, nonpublic information when trading in Company stock. In addition, if Optionee is an Officer (as defined in Rule 16a-1(f) of the Exchange Act or appointed by the Board of Directors of the Company), or someone designated as an “insider” by the Company, Optionee is subject to blackout restrictions that prevent the sale of Company stock during certain time periods referred to as “blackout periods.” A recurring “blackout period” begins at the end of each calendar quarter and ends two (2) trading days following the Company’s earnings release. Other blackout periods may be imposed based on the Optinee’s knowledge of other material non-public information. Optionee may also be subject to the Company’s hedging and pledging policy. For designated executive officers, the policy prohibits (i) directly or indirectly engaging in hedging or monetization transactions with the Option and Company stock; (ii) engaging in short sale transactions with the Option and Company stock and; (iii) pledging of part or all of the Option and Company stock as collateral for a loan, including through the use of traditional margin accounts with a broker. For all other Grantees, the policy prohibits (i) directly or indirectly engaging in hedging or monetization transactions with all or part of the Option and Company stock and (ii) engaging in short sale transactions with the Option and Company stock.

SECTION 6. OPTIONEE OBLIGATIONS

In consideration for the benefits provided herein, Optionee agrees to abide by the following terms:

(a)    Confidential Information. Optionee has occupied a position of trust and confidence and has had access to substantial information about Company and its affiliates and Subsidiaries, and their operations, that is confidential or not generally known in the industry including, without limitation, information that relates to purchasing, sales, customers, marketing, and the financial positions and financing arrangements of Company and its affiliates and subsidiaries. Optionee agrees that all such information is proprietary or confidential, or constitutes trade secrets and is the sole property of Company and/or its affiliates and Subsidiaries, as the case may be. Optionee will keep confidential and, outside the scope of Optionee’s duties and responsibilities with Company and its affiliates and Subsidiaries, will not reproduce, copy or disclose to any other person or firm, any such information or any documents or information relating to Company's or its affiliates' methods, processes, customers, accounts, analyses, systems, charts, programs, procedures, correspondence or records, or any other documents used or owned by Company or any of its affiliates, nor will Employee advise, discuss with or in any way assist any other person, firm or entity in obtaining or learning about any of the items described in this section. Accordingly, at all times before and after the termination of Optionee’s employment, for any reason, Optionee will not disclose, or permit or encourage anyone else to disclose, any such information, nor will Optionee use any such information, either alone or with others, outside the scope of Optionee's duties and responsibilities with Company and its affiliates.

(b)    Noncompetition. Optionee acknowledges that he/she has acquired substantial knowledge and confidential information concerning the business of Company and its affiliates as a result of his/her employment. Optionee further acknowledges that the scope of business in which Company and its affiliates and Subsidiaries are engaged as of the Grant Date is international and very competitive. Competition by Optionee in that business after the termination of Optionee’s employment, for any reason, could severely injure Company and its affiliates and Subsidiaries.

In this Section:

(i)    "Competitive Business" shall mean any firm or business that directly competes with any business unit of the Company or its affiliates or Subsidiaries in which Optionee has worked during the two-year period prior to termination of his/her employment;

(ii)    "Restricted Territory" shall mean any country or other geographic scope in which Company or its affiliates or Subsidiaries conducted business in the twelve months prior to the termination of Optionee’s employment in relation to which Optionee had material responsibilities;

(iii)    "Customer" shall mean any business or person for which Company or its affiliates or Subsidiaries provided products or services during the twelve months prior to the termination of Optionee’s employment; and

(iv)    "Prospective Customer" shall mean any business or person from which Company or its affiliates or Subsidiaries actively solicited business within the twelve (12) months prior to the termination of Optionee’s employment.

During Optionee’s employment and for a period of one year after the termination of Optionee’s employment, for any reason, Optionee agrees that, in the Restricted Territory, Optionee will not, directly or indirectly; (i) become an employee, consultant, advisor, principal, partner or substantial shareholder of any Competitive Business; (ii) become an employee, consultant, advisor, principal, partner or substantial shareholder of any Customer or Prospective Customer; or (iii) solicit or accept any business that directly competes with the Company, its affiliates or Subsidiaries in their principal products and services from any Customer or Prospective Customer. In addition, for a period of twelve (12) months after the termination of Optionee’s employment, Optionee agrees not to, directly or indirectly, on behalf of Optionee or any Competitive Business, hire or solicit for employment, partnership or engagement as an independent contractor any person who was an employee of Company or any affiliate or Subsidiary during the period of twelve (12) months prior to any such improper solicitation, hire or engagement.

(c)    Optionee expressly acknowledges and agrees with the reasonableness of the terms in this Section 6 and agrees not to contest these terms in a court of competent jurisdiction on such grounds. Optionee agrees that the Company's remedy at law for a breach of these covenants may be inadequate and that for a breach of these covenants the Company, in addition to other remedies provided for by law, may be entitled to an injunction, restraining order or other equitable relief prohibiting Optionee from committing or continuing to commit any such breach. If a court of competent jurisdiction determines that any of these restrictions are overbroad, Optionee and Company agree to modification of the affected restriction(s) to permit enforcement to the maximum extent allowed by law.

(d)    No provision of Section 6 shall apply to restrict Optionee’s conduct, or trigger any reimbursement obligations under this Agreement, in any jurisdiction where such provision is, on its face, unenforceable and/or void as against public policy, unless the provision may be construed, amended, reformed or equitably modified to be enforceable and compliant with public policy, in which case, the provision will apply as construed, amended, reformed or equitably modified.

(e)    Optionee also recognizes and acknowledges that the value of the Grant he/she is receiving under this Agreement represents a portion of Optionee’s value to the Company such that if Optionee breaches the restrictive covenant by working for or with a competitor, thereby transferring such value to the competitor, the value of the Grant represents a reasonable measure of a portion of the monetary damages for such breach. Thus, in the event of a breach by Optionee of any restriction contained in Section 6, such breach shall be considered a material breach of the terms of the Amended and Restated 2008 Omnibus Incentive Plan, and any other program, plan or arrangement by which Optionee receives equity in the Company. Therefore, besides prospective injunctive relief, if Optionee breaches any restrictive covenant contained in Section 6, the Company shall also be entitled to revoke any portion of the Grant for which the restrictions have not lapsed and recover any shares (or the gross value of any shares) delivered or deliverable to Optionee pursuant to this Agreement and, pursuant to Florida law, shall be entitled to recover its costs and attorney’s fees incurred in securing relief under this Section 6. Additionally, if the Company is investigating an alleged breach or threat of breach of any restrictive covenant in this Section 6 by the Optionee, the Company may restrict any shares hereunder from being sold or transferred until it has completed its investigation without any resulting liability to Optionee, and will remove such restriction placed on such shares only upon its determination in good faith that Optionee is not in violation of such restrictive covenant(s) or has agreed otherwise in writing with Optionee.

SECTION 7. MISCELLANEOUS PROVISIONS.

(a)Acknowledgements. The Optionee hereby acknowledges that he or she has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their respective terms and conditions. The Optionee acknowledges that there may be tax consequences upon the exercise or transfer of the Option and that the Optionee should consult an independent tax advisor prior to any exercise of the Option.

(b)Tax Withholding. Pursuant to Article 20 of the Plan, the Company shall have the power and the right to deduct or withhold, or require the Optionee to remit to the Company, an amount sufficient to satisfy any federal, state and local taxes (including the Optionee’s FICA obligations) required by law to be withheld with respect to this Option. The Company may condition the delivery of Shares upon the Optionee’s satisfaction of such withholding obligations. The Optionee may elect to satisfy all or part of such withholding requirement by tendering previously-owned Shares or by having the Company withhold Shares having a Fair Market Value equal to the minimum statutory withholding (based on minimum statutory withholding rates for federal, state and local tax purposes, as applicable, including the Optionee’s FICA taxes) that could be imposed on the transaction, and, to the extent the Company so permits, amounts in excess of the minimum statutory withholding to the extent it would not result in additional accounting expense. Such election shall be irrevocable, made in writing and signed by the Optionee, and shall be subject to any restrictions or limitations that the Company, in its sole discretion, deems appropriate.

(c)Notice Concerning Disqualifying Dispositions. If the Option is an Incentive Stock Option, the Optionee shall notify the Company of any disposition of Shares issued pursuant to the exercise of the Option if the disposition constitutes a “disqualifying disposition” within the meaning of Sections 421 and 422 of the Code (or any successor provision of the Code then in effect relating to disqualifying dispositions). Such notice shall be provided by the Optionee to the Company in writing within 10 days of any such disqualifying disposition.

(d)Rights as a Stockholder. Neither the Optionee nor the Optionee’s transferee or representative shall have any rights as a stockholder with respect to any Shares subject to this Option until the Option has been exercised and Share certificates have been issued to the Optionee, transferee or representative, as the case may be.

(e)Ratification of Actions. By accepting this Agreement, the Optionee and each person claiming under or through the Optionee shall be conclusively deemed to have indicated the Optionee’s acceptance and ratification of, and consent to, any action taken under the Plan or this Agreement and Notice of Stock Option Grant by the Company, the Board, or the Committee.

(f)Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the General Counsel at its principal executive office and to the Optionee at the address that he or she most recently provided in writing to the Company.

(g)Choice of Law. This Agreement and the Notice of Stock Option Grant shall be governed by, and construed in accordance with, the laws of Florida, without regard to any conflicts of law or choice of law rule or principle that might otherwise cause the Plan, this Agreement or the Notice of Stock Option Grant to be governed by or construed in accordance with the substantive law of another jurisdiction.

(h)Arbitration. Subject to Article 3 of the Plan, any dispute or claim arising out of or relating to the Plan, this Agreement or the Notice of Stock Option Grant shall be settled by binding arbitration before a single arbitrator in Jacksonville, Florida and in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall decide any issues submitted in accordance with the provisions and commercial purposes of the Plan, this Agreement and the Notice of Stock Option Grant, provided that all substantive questions of law shall be determined in accordance with the state and Federal laws applicable in Florida, without regard to internal principles relating to conflict of laws.

(i)Modification or Amendment. This Agreement may only be modified or amended by written agreement executed by the parties hereto; provided, however, that the adjustments permitted pursuant to Section 4.3 of the Plan may be made without such written agreement.

(j)Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included.

(k)References to Plan. All references to the Plan (or to a Section or Article of the Plan) shall be deemed references to the Plan (or the Section or Article) as may be amended from time to time.

(l)Section 409A Compliance. To the extent applicable, it is intended that the Plan and this Agreement comply with the requirements of Code Section 409A and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service and the Plan and the Stock Option Agreement shall be interpreted accordingly.

SECTION 8. NATURE OF GRANT; NO ENTITLEMENT; NO CLAIM FOR COMPENSATION.

The Optionee, in accepting the Option, represents and acknowledges the following:

(a)The Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time.

(b)The grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of awards, or benefits in lieu of awards, even if awards have been granted repeatedly in the past.

(c)All decisions with respect to future grants, if any, will be at the sole discretion of the Committee.

(d)Any Option or Shares acquired under the Plan are extraordinary items that are outside the scope of the Optionee’s employment contract (if any) and are not part of the Optionee's normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments.

(e)Any Option or Shares subject to the Option not intended to replace any pension rights or compensation.

(f)The Optionee has not been induced to participate in the Plan by any expectation of employment or continued employment with the Company or any of its Subsidiaries.

(g)In the event that the Optionee's employer is not the Company, the grant of the Option will not be interpreted to form an employment contract or relationship with the Company and, furthermore, the grant of the Option will not be interpreted to form an employment contract with the Optionee’s employer or any affiliate or Subsidiary.

(h)The future value of the underlying Shares is unknown and cannot be predicted with certainty. If the Optionee vests in the Option, the value of any acquired Shares may increase or decrease. The Optionee understands that the Companies are not responsible for any foreign exchange fluctuation between the United States Dollar and the Optionee’s local currency that may affect the value of the underlying Shares.

(i)In consideration of the grant of the Option, no claim or entitlement to compensation or damages shall arise from forfeiture of the Options or diminution in value of the Options or any of the Shares issuable under the Option from termination of the Optionee’s employment by the Company or his or her employer, as applicable (and for any reason whatsoever and whether or not in breach of contract or local labor laws) or notice to terminate employment having been given by the Optionee or the Optionee's employer, and the Optionee irrevocably releases his or her employer, the Company and its affiliates and Subsidiaries, as applicable, from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this Agreement, the Optionee shall be deemed to have irrevocably waived the Optionee’s entitlement to pursue such claim.

SECTION 9. DATA PRIVACY.

a.The Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Optionee's personal data as described in this Agreement by and among, as applicable, the Optionee's employer, the Company, Subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan.

b.The Optionee understands that the Optionee's employer, the Company and its Subsidiaries and affiliates, as applicable, hold certain personal information about the Optionee regarding the Optionee's employment, the nature and amount of the Optionee's compensation and the fact and conditions of the Optionee's participation in the Plan, including, but not limited to, the Optionee's name, home address, telephone number and e-mail address, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company and its affiliates, details of all options, restricted stock or units, performance units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Optionee's favor, for the purpose of implementing, administering and managing the Plan (the “Data”).

c.The Optionee understands that the Data may be transferred to the Company, any Subsidiary, an affiliate and any third parties assisting in the implementation, administration and management of the Plan, including without limitation a stock plan administrator for on-line administration of the Plan, that these recipients may be located in the Optionee's country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Optionee's country. The Optionee understands that the Optionee may request a list with the names and addresses of any potential recipients of the Data by contacting the Optionee's local human resources representative. The Optionee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Optionee's participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party. The Optionee understands that the Data will be held only as long as is necessary to implement, administer and manage the Optionee's participation in the Plan. The Optionee understands that Optionee may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Optionee's local human resources representative. The Optionee understands, however, that refusing or withdrawing the Optionee's consent may affect the Optionee's ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Optionee understands that the Optionee may contact the Optionee's local human resources representative.

EXHIBIT A
Vesting and Restrictions

This grant is subject to a Time-Based Restriction, as described below (the “Period of Restriction”).

Time-Based Restrictions

Anniversary Date	% of Option
First (1st) anniversary of the Grant Date	One-third
Second (2nd) anniversary of the Grant Date	One-third
Third (3rd) anniversary of the Grant Date	One-third

Vesting

The percentage of the Total Number of Shares subject to Option indicated next to each Anniversary Date shall vest on such indicated anniversary date (such three-year vesting schedule referred to as the “Time-Based Restrictions”).